EXHIBIT 99.1

NEWS RELEASE	OTCQB: ITGC

INTERNATIONAL GOLD CORP. APPOINTS NEW OFFICER

Vancouver, B.C., April 22, 2015 – International Gold Corp. (“ITGC”) is pleased to announce that Ms. Pam Walters has been appointed as ITGC’s new Corporate Secretary, replacing Mr. Robert Baker who recently resigned from the position.

Ms. Walters has been associated with the mining industry for over 25 years working as the Corporate Administration person responsible for employee relations as well as managing the day-to-day corporate finance and business operations of Lode Star Gold, Inc. (“LSG”) and its owners. She attended the University of New Orleans acquiring the skills required to manage and maintain busy and growing corporate needs.

Mark Walmesley, ITGC’s President and CEO, commented “We are extremely pleased to have Pam join our management team. Her experience both within the industry and her direct working knowledge with our Goldfield Bonanza property, acquired pursuant to the mineral option agreement with LSG, serve to enhance our project and future plans to enhance shareholder value in ITGC.”

“Over the past few months ITGC has taken on a new direction and business plan and we feel that our project has considerable potential as we move forward and continue to build our Board and management team,” added Mr. Walmesley.

About the Goldfield Bonanza Property

The Goldfield Bonanza property is geographically located adjacent to the historic gold producing district of Goldfield, Nevada.  The Goldfield District was discovered in 1903 and has produced intermittently since that time, with the last recorded production coming from open pit operations conducted during the 1980’s.

ITGC is now advancing the property towards underground production. Benefiting from the existing underground infrastructure and the 15 years of rehab and exploration work completed by LSG, ITGC is confident that the presently identified ore zones can be extracted.

ITGC is diligently working on its mine plan and personnel recruitment. All compliance and permitting actions are also currently being addressed.

For more information please contact:

Mark Walmesley, President and CEO
International Gold Corp.
Phone: 778-370-1372
Email: markw@internationalgoldcorp.com

Safe Harbor Statement and Forward-Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause ITGC’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements reflect ITGC’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.  Except as required by law, ITGC assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.